PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT, dated January 7, 1998, is by and between LLOG EXPLORATION COMPANY, a Louisiana corporation, 433 Metairie Road, Suite 600, Metairie, Louisiana 70005, hereinafter referred to as "Seller" and FOREST OIL CORPORATION, a New York corporation, 1600 Broadway, Suite 2200, Denver, Colorado 80202, hereinafter referred to as "Buyer."


                           WITNESSETH:

     That Seller desires to sell to Buyer and Buyer desires to purchase from Seller, on the terms set forth in this Purchase and Sale Agreement (the "Agreement"), all of Seller's right, title and interest in and to those certain oil and gas working interests and associated assets as identified and specified in the exhibits attached hereto and made part hereof, hereinafter referred to, collectively, as the "Assets." Therefore, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                           ARTICLE I.
                        PURCHASE AND SALE

       1.01 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Seller offers and agrees to sell, and Buyer offers and agrees to purchase, as of the Effective Date hereinbelow defined, save and except the "Assets Excluded" as set forth in Article 1.02, herein, all of Seller's right, title and interest in and to the following Assets, to-wit:

                 (a) the oil, gas and mineral leases described in Exhibit "A," attached hereto (the "Leases"), including the working interests ("WI") and net revenue interests ("NRI") described in Exhibit "A" and, with respect to the said Leases, the oil and/or gas wells located thereon, including those described in said Exhibit "A" (the "Wells") along with all other right, title and interest of Seller in and to said Wells and in and to the associated leasehold;

                 (b) Except to the extent as may be limited by the leasehold rights set forth above, all of Seller's rights, privileges, benefits and powers conferred upon Seller, as the holder of any Lease, with respect to the use and occupation of the surface of, as well as the subsurface depths under, the lands covered by such Lease that may be necessary or useful to the possession and enjoyment of such Lease; except to the extent as may be limited by the leasehold rights set forth above, all of Seller's rights in any pools or units which include all or any part of any Lease or any Well (the "Units"), including Seller's right, title and interest in production from any Unit, regardless of whether such Unit production is derived from wells located on or off a Lease and Seller's right, title and interest in any wells within any such unit;

                 (c) To the extent assignable, all of Seller's right, title and interest in and to surface or subsurface use agreements, authorizations, permits and similar rights and interests applicable to, or used or useful in connection with, any or all of the Wells, Leases, and Units;

                 (d) To the extent assignable, all of Seller's right, title and interest in and to permits, seismic permits, servitudes, easements, rights-of-way, orders, lease agreements, royalty agreements, assignments, gas purchase and sale contracts, oil purchase and sale agreements, farmin and farmout agreements, transportation and marketing agreements, operating agreements, unit agreements, processing agreements, options, facilities or equipment leases and other contracts, agreements and rights used, or held for use, in connection with the ownership or operation of the Assets, or with the production or treatment of hydrocarbons from, or attributable to, the Assets, including, without limitation, the easements and other contracts described in Exhibit "A," attached hereto, or the sale or disposal of water, hydrocarbons or associated substances from the Assets but excluding any such contracts, agreements and rights where transfer of same is prohibited by third party agreement or operation of law;

                 (e) All of Seller's right, title and interest in and to all equipment, machinery, fixtures and other real, personal and mixed property situated on the Leases and/or used in the operation of the Assets, including, without limitation, wells, salt water disposal wells, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, inventory, separators, dehydrators, compressors, treaters, power lines, field processing facilities, flowlines, gathering lines, transmission lines and all other pipelines (the "Equipment");

                 (f) All of Seller's right, title and interest in effect and of record as of the Effective Date in and to oil, condensate, natural gas in whatever form and natural gas liquids produced after the Effective Date, including "line fill" and inventory below the pipeline connection in tanks, attributable to the Wells, the Leases and Units; and

                 (g)  Originals, or, if originals are
            unavailable, clean and legible copies of, all of the files, records, information and data respecting the Assets in Seller's possession, including, without limitation, title records, abstracts, title opinions, title certificates, computer records, production records, severance tax records, geological and geophysical data and all other information relating directly to the ownership or operation of the Assets but exclusive of (i) any such records, data or information where transfer of same is prohibited by third party agreements or applicable law, as to which Seller is unable to secure a waiver, (ii) the work product of Seller's legal counsel, excluding title opinions or other writings pertaining to title matters, and (iii) records relating to the Sale and Closing under this Agreement (collectively, the "Records").

       1.02 Assets Excluded. The Assets do not include the following:

                 (a) Accounts receivable and payable associated with the Assets and relating to operations conducted or occurring prior to the Effective Date.

                 (b)  Liquid hydrocarbon inventory in storage
            tanks above the pipeline connection as of 7:00 a.m.
            on the Effective Date.

                          ARTICLE II.
                         PURCHASE PRICE

       2.01 Purchase Price. As consideration for the sale of the Assets, subject to adjustments as provided for in Article
       2.06, herein, Buyer shall pay or deliver to Seller at Closing, as hereinafter defined in Article IX:

                 (a)  CASH: Two Hundred Sixteen Million Seven
            Hundred Thousand and No/100 ($216,700,000.00) Dollars
            (U.S.);

                 (b) STOCK: 1,000,000 shares the stock of Forest Oil Corporation (the "Stock"), subject only to the Buyer's registration of such stock, pursuant to the following;

                      (i)  Filing of Shelf Registration Statement.
            Buyer shall file, by Closing, but in no event later than thirty (30) days thereafter, with the Securities and Exchange Commission (the "Commission"), and thereafter shall use its best efforts to cause the Commission to declare effective, a registration statement (together with the documents incorporated by reference therein, the "Registration Statement") providing for the registration of the Stock for resale for cash by Seller. The Buyer shall also prepare and use reasonable efforts to keep current a prospectus (the "Prospectus") to be used in connection with the sale of the Stock to be registered, from time to time, on the New
            York Stock Exchange at prevailing market prices. The Buyer shall use its best efforts to cause the Registration Statement to become effective and to keep the Registration Statement continuously effective and the Prospectus current for a period of not longer than two years from the date of the Closing or until all of the shares of Stock have been sold.

                      (ii) Condition to Obligation to Continue Registration.
            It shall be a condition to the obligation of the Buyer to continue in effect the registration provided for herein that Seller agrees that, upon receipt of any notice from the Buyer of the happening of any event requiring the preparation of a supplement or amendment to the Prospectus then in effect relating to the sale Stock so that such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, Seller will forthwith discontinue disposition of such Stock pursuant to the Registration Statement until Seller receives copies of a supplemented or amended Prospectus that, in the opinion of the Buyer, corrects such statement or omission. The Buyer will use reasonable efforts to prepare such supplement or amendment correcting such statement or omission as soon as reasonably practicable following the discovery of such statement or omission requiring such supplement or amendment. Seller also agrees to notify the Buyer if any event relating to Seller occurs that would require an amendment or supplement to such Prospectus;

                      (iii) In the event the Registration Statement is not declared effective by the Commission within 45 days of its filing pursuant to (i), above, Seller shall have the option to return the Stock to Buyer and receive in exchange thereof a cash payment equal to Sixteen Million Dollars ($16,000,000.00), which payment will be made by Buyer by wire transfer pursuant to the written instruction of Seller; and

             (c) As supplemental cash consideration, a sum equal to $100,000.00 for each $0.01 that the average annual NYMEX price (actuals, as determined by the average of the Closing Price of the last three (3) trading days of each month of the 12 monthly Closing NYMEX prices) exceeds $2.50 per mcf in 1998 and $2.60 per mcf in 1999, such supplemental cash payment to be paid to Seller by wire transfer on or before February 1 of the year following the year for which such payment is due and owing,

         (the "Purchase Price") allocated as among the Assets as set forth in Exhibit "B," attached hereto.

         The cash payment required under subparagraph (a), above, herein shall be made by wire transfer at Closing pursuant to Seller's instructions.

       2.02  Performance Deposit

             (a)  Upon execution of this Agreement:

                     Buyer will pay to Seller, by wire transfer,
            into the following Escrow Account: Whitney National Bank, Main Branch, New Orleans, Louisiana, Account No. 10-8852-01, the amount of Twenty Million and No/100 ($20,000,000.00) Dollars, representing a Performance Deposit which shall be, subject only to the specific exceptions set out in subparagraph (b), below, non-refundable and shall be paid to Seller by the Escrow Agent, as hereinafter provided, in the event that Closing (as defined in Article 9.01, supra) does not occur.

                (b)  Exceptions to Non-Refundability of
            Performance Deposit. The Performance Deposit shall not be refunded to Buyer in the event that Closing fails to occur, unless the failure to close is as a result of one or more of the following occurrences:

                      (1)    As a result of the failure of Seller
            to close the transaction contemplated hereunder pursuant to the provisions of Article 5.04, herein.

                      (2)    As a result of termination of this
            Agreement under Article X.

                     In effecting the refund of the Performance
            Deposit pursuant to this Article 2.02(b), Seller and Buyer shall advise the Escrow Agent, in writing, to refund the deposit to Buyer.

       2.03 Escrow Account. In order to establish the escrow account referred to in Article 2.02 above, concurrently with the execution of this Agreement, Buyer, Seller and Escrow Agent shall enter into an Escrow Agreement in substantially the form attached hereto as Exhibit "C" but including, among its other terms and conditions, the following procedures for instructing the Escrow Agent to distribute the escrow funds:

                (a) In the event Closing does occur, the Escrow Agent shall be authorized to immediately transfer all Escrow Funds, less escrow expenses but plus all interest accruing thereon, from the Escrow Account into an account designated, in writing, by Seller. The Escrow Agent's authority shall be represented by written instructions conveyed to Escrow Agent by facsimile transmission from Buyer on the closing date.

                (b)  In the event Closing does not occur and
            such failure to close is not as a result of any of the exceptions to non-refundability set out in
            Article 2.02(b), hereof, Buyer shall instruct Escrow Agent, in writing, by facsimile transmission, to immediately pay to an account designated by Seller, the Performance Deposit, less expenses, plus all interest accrued thereon.

                (c) In the event that Closing does not occur and such failure to close is a result of the occurrence of any one or more of the exceptions to non-refundability set forth in Article 2.02(b), Seller shall promptly instruct the Escrow Agent, in writing, by facsimile transmission, to immediately pay the Performance Deposit, less expenses, to Buyer, plus all interest accruing thereon.

                (d) In the event of the occurrence of either of the circumstances described in subparagraphs (b) and
            (c) and the party required to provide notice to the Escrow Agent fails to do so, the party entitled to the distribution of funds from the Escrow Account may provide the Escrow Agent with a sworn affidavit attesting to the particular circumstances whereupon the Escrow Agent, after the expiration of five (5) days written notice given to the other party, shall promptly release the Performance Deposit to the attesting party.

       2.04 Allocation of Purchase Price. The "Allocated Value" for any singular asset shall be that portion of the Purchase Price allocated to such singular asset identified on Exhibit "B," increased or decreased in the manner described herein. Any adjustments to the Purchase Price, other than those adjustments provided for in Article V, Title Matters, and Article VI, Environmental Conditions, shall be applied on a pro rata basis to the Allocated Value for all assets. After such adjustments are made, any adjustments to the Purchase Price made pursuant to
       Article V and VI shall be applied to the Allocated Value for the particular asset(s) affected.

       2.05 Purchase Price Adjustments. The Purchase Price shall be adjusted in the following manner:

                (a) The Purchase Price shall be adjusted upward by the following (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and on a sales, not entitlements, method of accounting):

                      (1) the value (determined by the price most recently paid prior to the Effective Date for such oil less all applicable deductions) of all oil in storage above the pipeline connection as of the Effective Date and not previously sold by Seller which is credited to the Assets (less applicable production taxes, royalty and other burdens on the production payable on such oil and subsequently paid by Seller). The amount of oil in storage as of the Effective Date shall be based on gauge reports to the extent available or on alternative methods to be agreed upon by the parties.

                      (2) with respect to the Assets conveyed to Buyer, the amount of all expenditures, net to Seller's interest, (including all items customarily categorized as capital in nature or other), rentals and other charges, pro-rata ad valorem, property, production, excise, severance and similar taxes (but not including income taxes, federal or state) based upon, or measured by, the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom, paid by, or on behalf of, Seller in connection with the operation of the Assets, in accordance with generally accepted accounting principles and attributable to the period after the Effective
            Date until Closing (the "Adjustment Period"), expressly including, without limitation, all of the lease operating expenses relating to the Assets incurred and paid by the Seller to third parties (excluding amounts paid in connection with the transactions contemplated by the Agreement);

                      (3) with respect to the Assets conveyed to Buyer, an amount equal to all prepaid expenses attributable to the Assets that are paid by, or on behalf of, Seller that are, in accordance with generally accepted accounting principles, attributable to the Adjustment Period, including, without limitation, prepaid utility charges and prepaid ad valorem, property, production, severance and similar taxes based upon, or measured by, the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom; and

                      (4) with respect to the Assets conveyed to Buyer, by the value of each one-percent (or fraction thereof) of increase in NRI above the NRI set forth in Exhibit "A," with respect to any Well, such value to be calculated by dividing the applicable Allocated Value of a Well by the NRI set forth in said Exhibit "A" for such Well and multiplying the result thereof by the increase in NRI.

                      (5) An amount equal to interest on the Purchase Price, net of Performance Deposit and Purchase Price Adjustments, of five (5) percent per annum from the Effective Date until January 30, 1998, increasing to the rate of ten (10%) percent per annum for the period from and after the January 30, 1998, if the cause of the failure to Close is due to the actions or inactions of Buyer.

                 (b) With respect to the Assets conveyed to Buyer, the Purchase Price shall be adjusted downward by the following (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and on a sales, not entitlements, method of accounting):

                      (1) the aggregate amount of proceeds received, or to be received, by Seller from the sale of oil, gas and other minerals produced from the Leases, Units and Wells or otherwise in any way attributable to the Assets during the Adjustment Period (net of any production royalties, transportation costs and of any production, severance or sales taxes paid, or to be paid, by Seller, using actual sales, not Seller's entitlement, where such sales are greater than or less than Seller's entitlement);

                      (2) the aggregate amount of royalty payments payable to third parties but held in suspense by Seller as of Closing;

                      (3) the amount of all payments made as provided for in Article 2.02(a), hereof;

                      (4) by the value of each one-percent (or fraction thereof) of decrease in NRI below that set forth in Exhibit "A," with respect to any Well, such value to be calculated by dividing the applicable Allocated Value of such Well by the NRI set forth in said Exhibit "A" for such well and multiplying the result thereof by the decrease in NRI;

                      (5) an amount equal to the value of the Assets with respect to which preferential rights have been exercised or consents to assign have not been secured.

                      (6) amounts received or to be received by Seller for the sale, salvage or other disposition during the Adjustment Period of any property, equipment or rights included in the Assets without Buyer having received full payment therefor; and

                      (7) all amounts otherwise received, or to be received by, Seller and attributable to the ownership of the Assets during the Adjustment Period.

                      (8) by the cumulative amount of project costs allocated to each project identified on Attachment "A,"
            Active Projects List, to the extent that such projects are incomplete at Closing. The cost of each such project for purposes of this adjustment shall be determined by taking the average of two independent bids obtained by Seller, copies of which bids shall be furnished to Buyer.

                The adjustment described in Article 2.05(a)(2)and (3) shall serve to satisfy up to the amount of the adjustment, Buyer's obligation to pay operating expenses of the Assets for the period between the Effective Date and Closing, and Buyer shall not be separately obligated to pay the various payees for such expenses. Similarly, the adjustments described in
       Article 2.05(b)(1) shall serve to provide Buyer, up to the amount of the adjustment, with the value of the oil, gas and other minerals and the proceeds and products from the Assets to which Buyer is entitled between the Effective
       Date and Closing, and Buyer shall not have any separate rights to receive the production, proceeds and products affected.

                Buyer and Seller shall execute and deliver a settlement statement, prepared in accordance with this Agreement and generally accepted accounting principles (the "Preliminary Settlement Statement"), prepared by Seller that shall set forth the Purchase Price and each adjustment and the calculation of such adjustment used to determine such amount. Seller shall provide Buyer with the Preliminary Settlement Statement not less than three
       (3) days prior to Closing for Buyer's review and approval. The term "Closing Purchase Price" shall mean the Purchase Price, adjusted as approved by the parties and as provided in Article 2.05, using for such adjustments actual costs and revenues, except where unavailable, whereupon Seller will use reasonable estimates of such costs and revenues. The Preliminary Settlement Statement shall also contain wire transfer instructions concerning the delivery of the Closing Purchase Price at Closing.

       2.06 Receipts and Credits. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the ownership and operation of the Assets
       (a) for all periods of time from, and subsequent to, the Effective Date, shall be the sole property and entitlement of Buyer, and to the extent received by Seller, Seller shall within 5 Business Days after such receipt, fully disclose, account for and transmit same to Seller and (b) for all periods of time prior to the Effective Date, shall be the sole property and entitlement of Seller, and, to the extent received by Buyer, Buyer shall fully disclose, account for and transmit same to Seller promptly. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets (i) for periods of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same and (ii) for periods of time from, and subsequent to, the Effective Date, regardless of when due or payable, shall be the sole obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

       2.07 Effective Date. The Effective Date of the Sale of the Assets described in Article 1.01 shall be January 1, 1998 as of 7:00 a.m., local time.

                          ARTICLE III.
                             TAXES

       3.01 Payment of Taxes. The parties do not consider that the transaction contemplated by this Agreement is subject to taxation. However, any taxes or fees (other than Seller's federal, state or local income taxes) directly associated with this sale will be borne by Buyer. Seller shall be liable and responsible for any and all taxes of whatsoever kind or nature arising or accruing prior to the Effective Date. Buyer shall be responsible for the payment of any and all taxes relating to the Assets from and after the Effective Date. Each party shall be responsible for its own income taxes, if any, as may result from the transaction contemplated hereby.

                          ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES

       4.01 Seller's Representations and Warranties. Seller represents and warrants as follows:

             (a)    Legal Status and Authority:

                      (1) Seller is a corporation duly organized and validly existing, in good standing, under the laws of Seller's state of incorporation. Seller has the power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

                       (2) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and Seller is not subject to any Charter, by-law, lien or encumbrance of any kind, agreement, instrument, order or decree of any court or governmental body (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement.

                      (3) Seller shall warrant title to and forever defend all and singular the Assets conveyed to Buyer, its successors and assigns against every person whomsoever lawfully claiming the Assets or any part thereof, by, through or under Seller, but not otherwise.

                      (4) Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee which Seller is obligated to pay in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer could be held responsible.

                      (5) The consummation of this transaction will not violate or cause a default under (i) any bylaw or other provision of any of Seller's corporate governing documents; (ii) any material provision of any material contract or agreement or of any bank loan, indenture or credit agreement to which Seller is a party; (iii) any law, ordinance, rule or regulation of any governmental authority; or (iv) any applicable order, writ, judgment or decree of any court or other competent authority and will not result in the creation of any lien, charge or encumbrance on any of the Assets.

                      (6) Except for routine change of operator filings, no authorization, consent or approval of, or filing with, any governmental authority is required to be obtained or made by Seller for the execution and delivery by Seller of this Agreement and the consummation by Seller of the transaction contemplated hereunder. No authorization, consent or approval of any non-governmental third party is required to be obtained by Seller for the execution and delivery of this Agreement or the consummation by Seller of the transaction contemplated hereunder, except such prior written consents as are set forth in Schedule 4.01 (a)(6), attached hereto. The transaction contemplated is not subject to any prior preferential right or option to purchase in favor of any third party, except such preferential rights as described in said Schedule
            4.01 (a)(6).

                      (7) This Agreement has been duly executed and delivered by Seller, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller.
            This Agreement and all such documents and instruments constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally.

                     (b) Information and Data Regarding Assets.

                      (1)  Seller is not obligated by virtue of a
            prepayment arrangement, make-up right under a production sales contract containing a "take or pay" or similar provision, production payment, a gas imbalance or any other arrangement, to deliver hydrocarbons or proceeds from the sale thereof, attributable to the Assets at some future time without then or thereafter receiving the full contract price therefor. There are no production imbalances as of the Effective Date.

                      (2) No person or entity has any call upon, option to purchase or similar right to obtain production from the Assets other than pursuant to renewal rights or automatic renewal provisions contained in existing production sales contracts cancelable upon thirty (30) days written notice by Seller.

                      (3) All taxes imposed or assessed with respect to or measured by or charged against or attributable to the Assets or the hydrocarbons produced therefrom have been, or will be, duly and timely paid.

                      (4) To the best of Seller's knowledge, the Assets have been operated in accordance with all rules and regulations of all governmental authorities having or asserting jurisdiction relating to the ownership and operation of the Assets, including the production of hydrocarbons attributable thereto, and are not presently subject to reduced allowables or other penalties due to overproduction or otherwise.

                      (5) No fire, explosion, accident, earthquake, act of public enemy or other casualty (regardless of whether covered by insurance) adversely affecting any material portion of the Assets, or the operation thereof, or adversely affecting the ability of Seller to perform its obligations under this Agreement, or the Exhibits hereto, has occurred during Seller's use and ownership of the Assets.

                      (6) To the best of Seller's knowledge, there exist no contracts or agreements regarding, or orders directed to, the Assets or forming a part thereof, other than those described and listed on Exhibit "A," hereto.

                      (7) Seller has not created, nor caused to be created, nor, to the best of Seller's knowledge, does there presently exist, under any contract or by operation of law, any liens (excluding any unasserted or inchoate materialmen's, mechanics' or similar liens or charges arising in the ordinary course of business and operation of the Assets), mortgages, encumbrances or other burdens in or on the Assets.

                      (8) Seller has paid, or will pay, all bills, debts, expenses or charges relating to the Assets as of the Closing in the normal course of its business operations.

                      (9) All proceeds of production attributable to the Assets are currently being paid directly to Seller or its authorized agents without the furnishing of indemnity, other than the customary warranty contained in the division orders, transfer orders or gas sale contracts that have been furnished to Buyer, and no portion of such proceeds are being held in suspense.

                      (10) For the purposes of the by, through and under
            warranty, Seller represents that Seller's WI and NRI in each of the Leases are as set forth in Exhibit "A," hereto, and that it has not created any overriding royalty interest, production payments or carved out other mineral interests affecting the interest in the Leases nor has it alienated, conveyed or transferred an interest in, or granted any option with respect to, the Leases, except those certain assignments of overriding royalty described in Exhibit "A."

                      (11) Seller has made available for examination
            the Records and all applicable written agreements, correspondence, reports, required safety plans, compliance statements or other documents of which Seller is aware that materially affect the Assets, including, but not limited to, applicable operating agreements, joint venture agreements, tax partnership agreements, product purchase and sale agreements, farmout agreements and "area of mutual interest" agreements, and all such agreements are (i) listed on Exhibit "A," hereto, and (ii) legal, valid, binding, subsisting and in full force and effect.

                      (12) To the best of Seller's knowledge, Seller has
            obtained all permits, licenses and other authorizations which are presently required under federal, state and local laws for the operation of the Assets or with respect to pollution or protection of the environment relating to the Assets, including laws relating to actual or threatened emissions, discharges or releases of pollutants, raw materials, products, contaminants or hazardous or toxic materials, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, except to the extent the failure to obtain or file such permits, licenses and other authorizations would not result in, or reasonably be expected to result in, any material liability or loss to Buyer or the Assets or adversely affect the ability of Buyer to operate same.

                      (13) All Leases and leaseholds to be transferred
            to Buyer hereunder are in full force and effect, and all royalty payments with respect thereto are current without deficiency, as to each Lease and leasehold in accordance with their respective terms.

                      (14) Since the Effective Date, Seller has received
            no notice of any proposed or contemplated modifications of any existing drilling or production unit or units or the establishment of new drilling or production units affecting the Assets or amendments to or modifications or revisions of the unit order or orders establishing same which would have an adverse impact upon the Assets to be conveyed pursuant to this Agreement.

                      (15) Seller is not in material breach as to the
            Assets and any Wells thereon or any laws, regulations, rules, decrees or orders relating thereto.

                      (16) None of the operations of Seller relating
            to the Assets are now subject to federal or state investigation directed toward evaluating whether any remedial action involving a material expenditure is needed to respond to a release or discharge of any toxic or hazardous waste or substance into the environment, and Seller has no material contingent liability in connection with any release or discharge of any toxic or hazardous waste or substance into the environment from Seller's Assets.

                 (c) Litigation.  There is no demand, action, administrative proceeding, lawsuit or governmental inquiry relating to the Assets pending or, to the Seller's knowledge, threatened, except such as are set forth in Schedule 4.01(c), with respect to which identified lawsuits, Seller shall retain specific responsibility and liability therefor.

                 (d) Equipment and Personal Property. All equipment and personal property currently used on the Assets have been maintained in an operable state of repair consistent with the customary standards in the industry, except for such failures to maintain as would not, individually or in the aggregate, have a material adverse effect on the value of the Assets or continued operation of the Assets.
            SELLER HEREBY EXPRESSLY DISCLAIMS ANY
            WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, AS TO OPERATING CONDITION, MERCHANTABILITY, FITNESS FOR ANY
            PURPOSES, CONDITION OR OTHERWISE, CONCERNING ANY OF
            THE ASSETS. ALL WELLS, PERSONAL PROPERTY, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND
            APPURTENANT THERETO, SHALL BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY "AS IS, WHERE
            IS, AND WITH ALL FAULTS AND WITHOUT WARRANTY."
            SELLER DOES NOT WARRANT THE ASSETS TO BE FREE FROM REDHIBITORY DEFECTS, LATENT OR APPARENT, AND BUYER SPECIFICALLY WAIVES ANY CLAIM FOR A REDUCTION OR ADJUSTMENT IN THE PURCHASE PRICE BASED UPON
            REDHIBITION OR QUANTI MINORIS OR ACTION OF EVICTION
            ON ACCOUNT OF CONDITION OR MERCHANTABILITY OF THE
            ASSETS. BUYER ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN
            DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS
            AND/OR WARRANTY AGAINST REDHIBITORY VICES AND
            DEFECTS.

                      (e)  It has in its possession no
            material, non-public information with respect to Buyer.

       4.02 Buyer's Representations and Warranties: Buyer represents and warrants:

                     (a)  Legal Status and Authority:

                      (1)  Buyer is a corporation duly organized
            and validly existing, in good standing, under the laws of the State of New York and has the power and authority to own its property and to carry on its business, as now conducted, and to enter into and to carry out the terms of this Agreement.

                      (2)  The execution and delivery of this
            Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of Buyer, and Buyer is not subject to any charter, bylaw, lien or encumbrance of any kind, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the actions contemplated by this Agreement.

                      (3)  Buyer is not a party to, or in any way
            obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement for which Seller could be held responsible.

                      (4)  Buyer shall comply with all applicable
            laws, ordinances, rules and regulations and shall promptly obtain and maintain all permits required by public authorities in connection with the Assets purchased, except when such failure to comply or obtain shall not have a material adverse effect.

                     (b)  Condition of the Assets:

                      (1)  Buyer has made, or arranged for others
            to make, an inspection of the Assets. Buyer is solely responsible for conducting its own due diligence and inspection of the Assets. Buyer has also had the full right and opportunity to ask questions of Seller, its employees, agents and representatives, and Buyer has assumed full responsibility for any conclusions or analyses relating to the Assets and Buyer's decision to purchase same. Buyer accepts all personal or tangible property described in Article 1.01(e) in "as is, where is and with all faults" condition, with an express acceptance and understanding of the representations and disclaimers contained herein.

                      (2)  Subject to Seller's indemnification
            as provided in Article 6.03, Buyer acknowledges that the Assets have been used for oil and gas drilling and producing operations, related oil field operation and possibly the storage and disposal of waste materials incidental to, or occurring in connection with, such operations and that physical changes in the land and/or water bottoms may have occurred as a result of such uses and that, with respect to the physical condition of the Assets, Buyer has entered into this Agreement on the basis of Buyer's own investigation and due diligence of the physical condition of the Assets, including environmental conditions, and accepts the Assets inclusive of any adverse environmental condition presently existing, whether known or unknown.

                      (3) Buyer represents that it is not otherwise prevented from having the Assets transferred to Buyer, and Buyer is authorized to operate said Assets and duly qualified to do business in the states where the Assets are located.

                      (4)  Buyer represents that it has had the
            opportunity to inspect the Assets, the public records and Seller's files for all purposes and has, in particular, ascertained the physical condition and potential environmental condition of the Assets, both surface and sub-surface.

                      (5) Buyer is engaged in the business of exploring for or producing oil and gas or other valuable minerals as an ongoing business, and Buyer is a sophisticated buyer, knowledgeable in the evaluation and acquisition of oil and gas properties. Furthermore, Buyer has been informed that the solicitations of offers and the sale of the Assets by Seller have not been registered with any securities commission, state or federal, and Buyer hereby specifically agrees that neither Buyer nor its directors, shareholders, employees, representatives or agents shall initiate any proceeding based upon the assertion or claim that the sale contemplated hereunder is the sale of securities.

                      (6) Buyer is acquiring the Assets for its own benefit and account and not with the intent of selling such Assets in a manner that would be subject to regulation under federal or state securities laws.

                           ARTICLE V.
                         TITLE MATTERS

       5.01 After the date of this Agreement and until Closing, Seller shall make all Records and documents in Seller's possession affecting Seller's title to the Assets available to Buyer and/or its representatives at Seller's office, or such other place as deemed appropriate by Seller, during normal business hours for examination by Buyer. Seller shall not be obligated to perform any additional title work, and any abstracts and title opinions will not be made current by Seller.

                EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SUPPLIED, EXCEPT THAT ANY SUCH DOCUMENTS PROVIDED BY SELLER ARE TRUE AND CORRECT COPIES OF MATERIALS PROVIDED OR MADE AVAILABLE. BUYER AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

       5.02 Title Defect Defined. The term "Title Defect," as used herein, shall mean any encumbrance, defect in or objection to Seller's title to the Assets which, alone or in combination with other title defects, would (i) induce a pipeline purchaser to suspend payment of proceeds as to an asset or require the furnishing of security or indemnity, (ii) either results in a reduction of the NRI or an increase in the WI without a corresponding increase in NRI, each as set forth on Exhibit "A," or (iii) cause Seller not to have Defensible Title to one or more of the Assets.

                The term "Defensible Title," as used herein, shall mean title which is determinable of record and is free of liens, claims or encumbrances.

                Title Defect, as herein defined, shall not include such non-material defects and/or title irregularities which are in the nature of customary defects expected to be encountered in the geographical area involved and customarily acceptable to a prudent operator and interest owner in the area, including, without limitation, defects that have been cured by possession under applicable laws of prescription, defects in the early chain of title, such as failure to recite marital status in documents, omissions of heirship or succession proceedings, lack of survey and failure to record releases of liens or mortgages that have expired of their own terms or which through the passage of time or statute are no longer enforceable or other such defects that either, as a practical matter, have not resulted or are not likely to result in claims that will materially adversely affect Seller's title or are considered waivable under customary title practices in the area.

       5.03  Notice of and Remedies for Title Defect.

             (a) Upon discovery of a Title Defect, Buyer shall promptly notify Seller, in writing, of the nature of the Title Defect, shall furnish Seller with Buyer's basis for the assertion of such Title Defect and data, if reasonably available to Buyer, in support thereof and shall furnish Seller with the proposed reduction in the Purchase Price attributable to such Title Defect.

              (b) Upon receipt of such notice, Seller, at its discretion, shall have the right to choose one of the following options:

                      (1)  to cure the Title Defect at Seller's
            expense, either prior to Closing or, at Seller's sole discretion, the parties shall proceed to Close, even as to the singular asset subject to the asserted title defect, and Seller, for a period of one hundred twenty
            (120) days after Closing, shall have the right to attempt to cure those Title Defects that Seller elects to cure after Closing (the "Curative Period"). During the
            Curative Period, that portion of the Purchase Price allocated to the singular asset subject to the Title
            Defect shall be deposited in an Escrow Account established by Seller and Buyer for the duration of the Curative Period. If Seller completes curative action which removes the Title Defect within the Curative Period, the amount of the allocated Purchase Price, plus interest, in the Escrow Account shall be disbursed to Seller. If such Title Defect is not cured by the end of the Curative Period, the singular asset affected shall be re-conveyed to Seller, on such terms as if the affected asset had never been conveyed to Buyer, and the escrowed amount, plus interest, shall be disbursed to Buyer;

                      (2)  to reduce the Purchase Price by the
            allocated amount;

                      (3)  to exclude the affected Asset from the
            sale and reduce the Purchase Price by an amount equal to the value of such excluded Asset as set forth in Exhibit "B"; or

                      (4)  with respect to such Title Defect and
            with Buyer's concurrence, to indemnify and hold harmless Buyer from and against any and all adverse claims asserted against Buyer's title, as acquired from Seller, in a court of proper jurisdiction to the extent of the value of such Title Defect.

                      (c) Any Title Defect which is not disclosed to Seller by Buyer more than one (1) day prior to Closing shall conclusively be deemed waived by Buyer for purposes of Purchase Price adjustment.

                      (d) If Seller elects to cure a Title Defect but is successful in only curing the defect partially (e.g., the initial effect of the Title Defect is the reduction of Seller's net revenue interest by 5%; however, after Seller's curative effort Seller's net revenue interest is reduced by only 3%), the value of the Title Defect shall be proportionately reduced.

                      (e)    With respect to any Title Defect,
            the value of which is $5,000.00 or less, there shall be no adjustment in the Purchase Price. Subject to Seller's options set forth above in subparagraph (b), the Purchase Price shall be reduced to the extent that the cumulative value of all Title Defects having a value greater than $5,000.00 exceeds $1.0 million.

       5.04 If a Title Defect is based upon Buyer's notice that Seller owns a lesser NRI or the notice is from Seller to the effect that Seller owns a greater NRI than that shown on Exhibit "A," then the Purchase Price shall be reduced or increased, as appropriate, based upon the amount allocated to the affected Asset on Exhibit "B" (the "Allocation Exhibit"), attached hereto. In the event of Title Defects which Seller, after notification as herein provided, elects not to cure, indemnify Buyer for, as herein provided, or exclude the affected Asset, as provided above in Article 5.03, or cannot cure, prior to expiration of the Curative Period, and which would cumulatively cause the reduction of the Purchase Price by more than fifteen (15%) percent, then Seller or Buyer may terminate this Agreement without any liability whatsoever to the other, and the Performance Deposit, as provided for in Article 2.02, shall be refunded to Buyer in accordance with the Escrow Agreement.

                                    ARTICLE VI.
                            ENVIRONMENTAL CONDITIONS

       6.01 Buyer's Access to Assets. Buyer and its employees and representatives shall, subject to any necessary third party approvals, and at Buyer's sole risk and expense, be given access to all facilities, properties, personnel, books, Records and other pertinent information within the possession of Seller relating to the operation of the Assets. Buyer's investigation shall be conducted in a manner that minimizes any interference with the normal operation of the Assets. Buyer may photocopy information that it reviews at Buyer's expense. Buyer further and specifically waives any cause of action against Seller, its directors, shareholders, employees, representatives and agents based upon a claim for damages, losses, costs, expenses (including, attorneys' fees and court costs) arising out of, resulting from or on account of, Buyer's investigation of the environmental condition of the Assets prior to Closing. Neither Buyer nor agents, representatives or consultants of Buyer shall conduct any environmental testing or sampling on, or with respect to, the Assets prior to Closing, without the prior written consent of Seller, which consent shall not be unreasonably withheld. Any information obtained by Buyer under this
       Article 6.01 shall remain confidential and shall not be disclosed, except to Seller and Buyer's agents, partners, bankers and consultants, without Seller's prior written consent, unless required pursuant to order of a court or governmental agency exercising proper jurisdiction over the Assets and the environmental matters relating thereto.

       6.02 Notice of and Remedies for Material Adverse Environmental Condition(s). Upon discovery of a Material Adverse Environmental Condition [herein defined as a condition which (a) the existence, or the severity thereof, was not previously known, or made known, to the Buyer prior to execution of this Agreement; (b) is required to be immediately remediated under applicable environmental laws in effect on the Effective Date; and
       (c) the cost to remediate such condition to lawfully acceptable levels will exceed, as to Buyer's share, the sum of $25,000.00; or (d) the cumulative cost to remediate all conditions qualifying under (a) and (b) and having an individual cost of greater than $25,000.00 exceeds $1.0 million], Buyer shall immediately notify Seller, in writing, of the nature of such condition and shall furnish Seller with Buyer's basis for the assertion of same along with available data in support thereof. In the event the Buyer has properly notified Seller of one or more environmental conditions which, alone or together, constitute a Material Adverse Environmental Condition, Seller shall select one of the following options at its sole discretion:

                      (a) remedy the Material Adverse Environmental Condition(s) at its own expense and to the satisfaction of Buyer or the appropriate governmental authority prior to Closing or as soon as thereafter practicable;

                      (b)  reduce the Purchase Price by an amount
       equal to the cost of the remediation of the Material Adverse Environmental Condition(s), as mutually agreed upon by Seller and Buyer;

                      (c) exclude the affected Asset from the sale and reduce the Purchase Price by an amount equal to the allocated value of the affected Asset as set forth in Exhibit "B" or, if there is no allocated value to the affected Asset, or the portion thereof, then by an amount mutually agreed upon; or

                      (d)  with respect to such Material Adverse
       Environmental Condition(s), with Buyer's concurrence, indemnify and hold Buyer harmless against any and all claims arising directly out of such condition(s) to the extent of the cost of the remediation of such Material Adverse Environmental Condition(s).

                Any Material Adverse Environmental Condition which is not disclosed by Buyer to Seller not less than five (5) days prior to Closing shall conclusively be deemed waived by Buyer for purposes of Purchase Price reduction.

                Notification to Seller by Buyer of the presence in the wellbore, currently utilized equipment, pipeline, flowline or vessel of naturally occurring radioactive material ("NORM") or asbestos shall not be cause to invoke any of the remedies set forth in this Article 6.02.

       6.03 BUYER'S RELEASE AND INDEMNITY. BUYER HEREBY RELEASES SELLER, ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES AND AGENTS ("SELLER INDEMNIFIED PARTIES") FROM ANY AND ALL LIABILITY AND RESPONSIBILITY AND AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER INDEMNIFIED PARTIES HARMLESS FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES AND LIABILITIES WHATSOEVER IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE ASSETS, KNOWN OR UNKNOWN, INCLUDING, SUCH AS MAY ARISE UNDER APPLICABLE FEDERAL, STATE AND LOCAL LAW, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, 42 U.S.C., SECTION 9601, ET SEQ., AS AMENDED, ("CERCLA"), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, AS AMENDED, THE CLEAN AIR ACT, 42 U.S.C., SECTION 7401, ET SEQ., AS AMENDED, THE FEDERAL WATER POLLUTION ACT OF 1990, 33 U.S.C., SECTION 1251, ET. SEQ., AS AMENDED, AND THE OIL POLLUTION ACT OF 1990, 33 U.S.C., SECTION 2701, ET SEQ., AS AMENDED (THE "LAWS"), WHEN SUCH CONDITION IS CAUSED BY EVENTS OR OPERATIONS OR ACTIVITIES OCCURRING AFTER THE CLOSING DATE, AND, FURTHER, FOLLOWING THE EXPIRATION OF A PERIOD OF TWENTY-FOUR (24) MONTHS AFTER THE EFFECTIVE DATE, BUYER'S INDEMNIFICATION AND RELEASE OF SELLER INDEMNIFIED PARTIES SHALL EXTEND TO ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES AND LIABILITIES WITHOUT REGARD AS TO WHETHER SUCH CONDITION IS CAUSED BY EVENTS OR OPERATIONS OCCURRING PRIOR TO OR AFTER THE EFFECTIVE DATE. FOR A PERIOD OF TWENTY-FOUR (24) MONTHS AFTER THE EFFECTIVE DATE, SELLER AGREES TO INDEMNIFY, DEFEND AND HOLD BUYER, ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES AND AGENTS HARMLESS FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES AND LIABILITIES WHATSOEVER IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING SUCH AS MAY ARISE UNDER THE LAWS WHEN SUCH CONDITION WAS CAUSED OR CREATED BY EVENTS OR OPERATIONS OR ACTIVITIES ORIGINATING DURING SELLER'S OWNERSHIP OF THE ASSETS.

                          ARTICLE VII.
                     ADDITIONAL AGREEMENTS

       7.01 Seller's Disclaimer. Except as otherwise set forth in Article IV of this Agreement, Seller disclaims all liability or responsibility for any statement, information or data made or communicated (orally or in writing) to Buyer, its affiliates, or any stockholder, officer, director, employee, agent, advisor or representative of either (including, but not limited to, any opinion, information or advice which may have been provided to any such party by any representative of Seller or any other party), wherever or however made. Seller makes no representation or warranty as to (i) the amounts, value, quality, or deliverability of hydrocarbons from the Assets, (ii) any geological, geophysical or other interpretations with respect to the Assets and (iii) any economic forecasts, in each case whether contained in any material furnished to Buyer by Seller, its officers, directors, employees, agents, advisors, representatives or otherwise. Buyer expressly acknowledges and accepts Seller's disclaimer. All data, information and other materials furnished by Seller are presumed by Seller to be accurate and are provided to Buyer as a convenience, and reliance on, or use of, such information or materials is at Buyer's sole risk.

       7.02   Restrictions on Operations.

                  a) From the date hereof until the Closing Date, Seller shall (or, with respect to non-operated Wells, shall use its best efforts to cause the operator of all Wells in which it owns working interests to):

                      (i) not abandon any Well on any Lease capable of commercial production, or release or abandon all or any part of the Assets capable of commercial production or release or abandon all or any portion of the Leases without Buyer's written consent;

                      (ii) not cause the Assets to be developed,
            maintained or operated in a manner materially inconsistent with prior operation;

                      (iii) not commence or agree to participate in
            any operation on the Assets anticipated to cost in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) per operation net to Seller's interest without Buyer's written consent (except emergency operations, operations required under presently existing contractual obligations, and operations undertaken to avoid any penalty provision of any applicable agreement or order):

                      (iv) not create any lien, security interest or
            other encumbrance with respect to the Assets (except for Permitted Encumbrances), or, without Buyer's written consent, enter into any agreement for the sale, disposition or encumbrance of any of the Assets, or dedicate, sell, encumber or dispose of any oil and gas production, except in the ordinary course of business on a contract which is terminable on not more than thirty (30) days notice;

                      (v) not agree to any alterations in the contracts included in, or relating to, a material portion of the Assets or enter into any material new contracts relating to the Assets (other than contracts terminable on not more than thirty (30) days notice) without Buyer's written consent;

                      (vi) maintain in force all insurance policies
            covering the Assets;

                      (vii)maintain the Leases in full force and
            effect and comply with all express or implied covenants contained therein without Buyer's written consent (provided that this covenant shall not be deemed to expand Seller's title warranties beyond those expressly contained in this Agreement);

                      (viii) pay, or cause to be paid, all material costs and expenses incurred in connection with the Assets before the date on which they become delinquent;

                      (ix) maintain in all material respects the Assets
            taken as a whole in good and effective operating condition so as to be adequate for normal operations in accordance with Seller's normal practices;

                      (x) exercise due diligence in safeguarding and maintaining secure and confidential all geological and geophysical maps, logs, confidential reports and data and all other confidential data relating in any way to the Assets; and

                      (xi) furnish Buyer with copies of all AFE's
            received or issued by Seller prior to the Closing.

                    (b)  From and after the date of
            this Agreement, until Closing, Seller shall:

                      (i)  provide Buyer with access (or, where
            Seller is not an operator, use its best efforts to arrange for access) to the Assets for inspection thereof at the sole cost, risk and expense of Buyer;

                      (ii) promptly identify and endeavor to obtain
            any and all necessary consents, waivers (including waiver of preferential purchase rights), permissions and approvals of third parties or governmental authorities in connection with the sale and transfer of the Assets, other than approvals of federal lease assignments to Buyer;

                      (iii)  afford Buyer the right to approve in
            advance all letters and other documents sent to any third party attempting to permit the sale of any portion of the Assets to Buyer;

                      (iv) cause to be filed all reports required
            to be filed by Seller with governmental authorities relating to the Assets;


                      (v) advise and consult with Buyer, from time to time, upon Buyer's request, concerning the operation and development and development of Assets;

                      (vi) maintain its organizational status from
            the date hereof until Closing and assure that, as of the Closing Date, it will not be under any legal or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated by this Agreement;

                      (vii) use its best efforts to maintain existing relationships with all suppliers, customers and others having business relationships with Seller, with respect to the Assets, so that such relationships will be preserved for Buyer on and after the Closing
            Date;

                      (viii)  provide prompt notice to Buyer of
            any notice received by Seller of a default, claim, obligation or suit which affects any of the Assets;
            and

                      (ix) notify Buyer of any event, condition,
            or occurrence which results in any of the representations and warranties made herein to be untrue.

       7.03 Assumption of Liabilities and Indemnification. Buyer expressly assumes Seller's proportionate share of all costs, expenses, obligations and liabilities associated with the Assets after the Closing Date, including, but by no means limited to, the proper and lawful plug and abandonment and reabandonment of all wells and facilities on lands covered by the Leases or pooled therewith, closure of all pits, removal of all flowlines, pipelines, shell pads and pilings, whether now or hereafter, located on the lands to be transferred hereunder in accordance with all requirements under law, including, but not limited to, the rules, regulations and requirements of any governmental authority having jurisdiction thereof, specifically including the Department of Conservation, State of Louisiana and in accordance with all obligations, express or implied, in any agreement (including the applicable leases) which Buyer is required to assume hereunder or hereby, whether or not any such obligations arise prior to or after the Closing Date.

                SUBJECT TO SELLER'S INDEMNIFICATION SET FORTH BELOW, BUYER SHALL INDEMNIFY AND DEFEND SELLER, ITS OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS, REPRESENTATIVES AND EMPLOYEES ("SELLER INDEMNIFIED PARTIES") AGAINST ANY AND ALL SUCH LOSSES, CLAIMS, SUITS, CONTROVERSIES, LIABILITIES AND EXPENSES, ARISING OUT OF, OR IN CONNECTION WITH, OBLIGATIONS ASSUMED UNDER THIS PARAGRAPH, INCLUDING, WITHOUT LIMITATION, THE PLUGGING AND ABANDONING AND REABANDONING OF ANY WELLS, REMOVAL OR MODIFICATION OF FACILITIES, INCLUDING, BUT NOT LIMITED TO, FLOWLINES AND PIPELINES, CLOSURE OF PITS AND RESTORATION OF SURFACE, REGARDLESS OF WHETHER THE OBLIGATION TO PLUG AND ABANDON AND REABANDON, REMOVE, MODIFY, CLOSE OR RESTORE AROSE PRIOR TO, OR SUBSEQUENT TO, THE CLOSING DATE, AND SUCH INDEMNIFICATION SHALL EXTEND TO AND INCLUDE CLAIMS OR CAUSES OF ACTION BASED UPON THE NEGLIGENCE OR STRICT LIABILITY OF SELLER INDEMNIFIED PARTIES. THE SALE WILL BE MADE EXPRESSLY SUBJECT TO THE TERMS OF ALL EXISTING OPERATING AGREEMENTS, UNIT AGREEMENTS, FARMOUT AGREEMENTS, LEASES, SUBLEASES AND ASSIGNMENTS AS WELL AS ANY AND ALL OTHER AGREEMENTS WHICH ARE SET FORTH ON EXHIBIT "A," WHETHER RECORDED OR UNRECORDED, AFFECTING THE ASSETS.

                Buyer further agrees to indemnify, release, defend and hold Seller Indemnified Parties harmless from and against any and all damages, losses, expenses (including, but not limited to, court costs, attorneys' fees, consultant fees and investigative costs and fees) and all other costs and liabilities arising as a result of claims, demands and all other causes of action arising out of an event or omission occurring subsequent to the Closing Date. For a period of two (2) years after the Effective Date, Seller agrees to indemnify, defend and hold Buyer its officers, directors, shareholders, employees, representatives and agents harmless from any and all claims, causes of action, fines, expenses, costs, losses and liabilities arising as a result of claims, demands and all other causes of action arising out of an event or omission originating during Seller's period of ownership of the Assets.

       7.04 Inducement to Seller. Buyer acknowledges that it evaluated its obligations under Articles V, VI and VII before it determined and submitted its offer for the Assets, and Buyer understands that its assumptions of obligations and its indemnifications are a material inducement to Seller to enter into this Agreement with, and close the sale to, Buyer.

       7.05 Seller's General Liability Limitation. Notwithstanding anything herein provided to the contrary, including, without limitation, the indemnification of Buyer provided for in Articles 6.03 and 7.03, Seller shall have no liability to Buyer, its officers, directors, shareholders, employees, representatives or agents to the extent that the aggregate amount of all claims asserted under the provisions of this Agreement exceed fifty (50%) percent of the Purchase Price.

                         ARTICLE VIII.
                CONDITIONS PRECEDENT TO CLOSING

       8.01   Seller's Conditions Precedent.  The obligations of
       Seller to consummate the transaction contemplated by this Agreement are subject to each of the following conditions:

                 (a) Buyer shall have performed and complied, in all material respects, with all terms of this Agreement required to be performed by, or complied with, by Buyer prior to Closing.

                 (b) No action or proceeding by any third party or by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this agreement, other than an action or proceeding instituted or threatened by Seller or any of its affiliates.

                 (c) Buyer's Representations and Warranties set forth herein are true and correct in all material respects at the time of Closing, as though made on Closing Date.

                 (d) The Purchase Price has not been reduced in an amount in excess of fifteen (15%) percent as a result of a portion of Seller's title having been found to suffer from uncured Title Defects or unremediated Material Adverse Environment Condition(s), as hereinabove defined, unless Seller otherwise elects.

       8.02   Buyer's Conditions Precedent.  The obligation of
       Buyer to consummate the transactions contemplated by this Agreement is subject to each of the following conditions precedent:

                 (a) Seller shall have performed and complied with all terms of this Agreement required to be performed by, or complied with, by Seller prior to Closing.

                 (b)  Seller's Representations and Warranties
               set forth herein are true and correct in all material respects at the time of Closing, as though made on the Closing date.

                 (c)  No action or proceeding by any third
               party or by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this agreement, other than an action or proceeding instituted or threatened by Buyer or any of its affiliates.

                 (d)  The Purchase Price has not been reduced
               in an amount in excess of fifteen (15%) percent as a result of a portion of Seller's title having been found to suffer from uncured Title Defects or unremediated Material Adverse Environment Condition(s), as hereinabove defined, unless Buyer otherwise elects.

                 (e)  Unless waived or otherwise agreed to by
               Buyer and Seller, Seller shall have obtained all consents to the transaction from third parties as set forth on Schedule 4.01(a)(6) and shall have obtained written waivers from all parties having preferential right to purchase any or all of the Assets, or the time period for exercising each such preferential right has expired, as such preferential rights are set forth on Schedule 4.01(a)(6).

                 (f) To the extent provided for in this Agreement, Buyer, or its nominee, has been designated as the operator of the Assets by any other non-operating working interest owner, if required.

                 (g) Seller shall have been provided with title opinions covering all leases which comprise the Tigre Lagoon and Bayou Postillion Fields, as set forth in Exhibit "A," which opinions shall be addressed to Buyer and Seller in a form acceptable to Buyer.

                          ARTICLE IX.
                            CLOSING

       9.01 Time and Place of Closing. The sale and purchase of the Assets pursuant to this Agreement (the "Closing") shall be consummated and completed in Seller's offices in Metairie, Louisiana on or before January 30, 1998 at 10:00 a.m. C.S.T.

       9.02 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                 (a)    Seller shall execute, acknowledge and
            deliver to Buyer:

                      (1)  for Buyer's execution, the Assignment,
            Bill of Sale and Conveyance in substantially the form of Exhibit "D," attached hereto, conveying to Buyer the Assets; and

                      (2)  title, curative documents and other
            materials Seller may have elected to deliver pursuant to Article 5.03.

                 (b) Buyer shall deliver to Seller the Closing Purchase Price, minus the Performance Deposit, by direct bank or wire transfer in immediately available federal funds as provided in the Preliminary Settlement Statement. Buyer shall also deliver to the Escrow Agent written notification to pay the Performance Deposit, as provided in the Escrow Agreement.

                 (c)  Seller shall deliver to Buyer exclusive
            possession of the Assets, including all monies held in suspense and for account of third parties.

                 (d)  Seller and Buyer shall execute,
            acknowledge and deliver transfer orders or letters-in-lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets conveyed to Buyer along with written notification of changes of operator as required by the State Office of Conservation.

                 (e)  Seller and Buyer shall deliver copies
            of all such documents deemed reasonably necessary by the other to evidence each party's authority to enter into and execute all agreements required hereunder to satisfy the Closing Obligations, including, without limitation, powers of attorney, limited partnership authorizations, corporate resolutions, by-laws and such similar documents evidencing the parties authority such as the other party may reasonably request.

                 (f)   Buyer and Seller shall execute and
            deliver such other documents as may be necessary to consummate the transactions contemplated hereby, including, forms transferring all permits related to the Assets.

                 (g)  Seller and Buyer shall deliver, upon
            request by the other, a certificate dated as of the Closing Date, signed by an authorized representative of the requested party, certifying that the representations and warranties were true and complete, in all material respects, when made, and shall be true and complete on, and as of, Closing as though such representations and warranties were made at, and as of, such date.

       9.03 Final Settlement. As soon as practicable after the Closing but no later than 120 days, Seller shall prepare and deliver to Buyer in accordance with this Agreement and generally accepted accounting principles, a statement (the "Final Settlement Statement") setting forth each adjustment or payment that was not finally determined as of Closing and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-closing adjustment no later than thirty (30) days after Seller has received Buyer's proposed changes. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the "Final Settlement Date". If the parties cannot agree to the adjustment of the Final Purchase Price, then either Buyer or Seller may submit such disputed adjustments to the New Orleans office of the accounting firm of Arthur Anderson, L.L.P., and the determination made as to such disputed adjustments by such accounting firm shall be final and binding upon Buyer and Seller. The fees charged by such accounting firm shall be borne equally by each party. If (i) the Final Purchase Price is more than the Preliminary Purchase Price, Buyer shall pay by wire transfer the amount of such difference to Seller or to Seller's account (as designated by Seller) or (ii) the Final Purchase Price is less than the Preliminary Purchase Price, Seller shall pay in immediately available funds the amount of such difference to Buyer or to Buyer's account (as designated by Buyer). Payment by Buyer or Seller shall be made within five (5) days after the Final Settlement Date. However, in no instance shall interest be paid by either party on the amounts paid pursuant to the provisions of this Article 9.03.

                Within one (1) year of Closing, either party may, at its own expense, audit the other party's books, accounts and records relating to production, sales proceeds, operating expenses and taxes paid which may have been adjusted due to this transaction. Such audit shall be conducted following reasonable advance written notice to the party to be audited and shall be conducted during regular business hours and at minimum inconvenience to the audited party.

                In addition, with respect to consideration to be paid to Seller, post-Closing, Seller may, at its own expense audit Buyer's books relating to production, sales proceeds, operating expenses and taxes paid which impact such post-Closing consideration, such right to audit shall continue until all contingent monies have been paid.

                           ARTICLE X.
                          TERMINATION

       10.01 Termination. This Agreement and the transaction contemplated hereby may be terminated in the following instances:

                 (a) By Seller, under Article V, Article VI, or if any of the conditions set forth in Article 8.01 (Seller's Conditions Precedent to Closing) are not satisfied in all material respects or waived by Seller at the time of Closing.

                 (b)   By Buyer, under Article V or VI or if
            any of the conditions set forth in Article 8.02 (Buyer's Conditions Precedent to Closing) are not satisfied in all material respects or waived by Buyer at the time of Closing.

                 (c) At any time by the mutual written agreement of Seller and Buyer.

                 (d) Automatically, if Closing on the transaction contemplated herein does not occur by April 30, 1998 and no party is at fault for such failure.

       10.02 Effect of Termination. In the event that the Closing does not occur as a result of automatic termination or any party hereto exercising its rights to terminate pursuant to Article 10.01, then this Agreement shall be null and void and, except as expressly provided herein, no party shall have any rights or obligations under this Agreement, except for the payment of the Performance Deposit to Buyer or Seller, as the case may be, out of the Escrow Account.
       Nothing herein shall relieve any party from liability for any willful or negligent failure to perform or observe in any material respect any agreement or covenant herein. In the event the termination of this Agreement results from the willful or negligent failure of any party to perform in any material respect any agreement or covenant herein, then notwithstanding anything to the contrary herein contained, the other party shall be entitled to all remedies available in law or in equity and shall be entitled to recover court costs and reasonable attorneys' fees in addition to any other relief to which such party may be entitled.

                           ARTICLE XI.
                          CASUALTY LOSS

       11.01 If subsequent to the Effective Date and prior to Closing, all or any material portion of the Assets to be conveyed to Buyer at Closing is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, Buyer may purchase such Assets notwithstanding any such destruction, taking or pending or threatened taking, and the Purchase Price shall be adjusted as agreed upon by the parties; provided however, Buyer shall not be obligated to close on the transaction if all, or substantially all, of the Assets are destroyed or otherwise lost. Seller shall, at Closing, pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking and shall assign, transfer, and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the destruction or taking, as to such Assets to be conveyed to Buyer. Seller shall not voluntarily compromise or settle or adjust any material amounts due and payable by reason of such destruction or taking without first obtaining Buyer's written consent.

                          ARTICLE XII.
                          MISCELLANEOUS

       12.01 Exhibits. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement has received a complete set of Exhibits as of the execution of this Agreement.

       12.02 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

       12.03 Notices. All notices and communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed or by facsimile transmission, when received by the party charged with such notice and addressed as follows:

       If to Buyer:

       Forest Oil Corporation
       1600 Broadway, Suite 2200
       Denver, Colorado  80202
       Attention: V. Bruce Thompson and David H. Keyte
       Telephone:(303) 812-1400
            Fax: (303) 812-1510

       With a copy to:

       Lambert Laperouse, Esq.
       Pulaski, Geiger & LaBorde, L.L.C.
       701 Poydras Street, Suite 4800
       New Orleans, Louisiana  70139-4800
       Telephone:(504) 561-0400
            Fax: (504) 561-1011

       If to Seller:

       LLOG Exploration Company
       433 Metairie Road, Suite 600
       Metairie, Louisiana  70005
       Telephone:(504) 833-7700
            Fax: (504) 833-8064

       With a copy to

       Michael C. McKeogh, Esq.
       601 Poydras Street, Suite 2421
       New Orleans, Louisiana  70130
       Telephone:(504) 524-3996
            Fax: (504) 524-3019

                Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

       12.04 Amendments. This Agreement may not be amended nor any rights hereunder waived, except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

       12.05 Assignment. Prior to Closing, neither party may assign all or any portion of its rights or delegate all or any portion of its duties hereunder, unless it continues to remain liable for the performance of the obligations hereunder and obtains the prior written consent of the other party, which consent shall not be unreasonably withheld.

       12.06 Conditions. The inclusion in this Agreement of conditions to Seller's and Buyer's obligations at the Closing shall not, in and of itself, constitute a covenant of either Seller or Buyer to satisfy the conditions of the other party's obligations at Closing.

       12.07 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

       12.08 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which, together, shall constitute but one and the same instrument.

       12.09 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity.

       12.10    Governing Law.  This Agreement and the
       transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Louisiana.

       12.11    Entire Agreement.  This Agreement (including the
       Exhibits attached hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

       12.12 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto (including Buyer and each Seller) and their respective successors and permitted assigns, and nothing contained in this Agreement, expressed or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

       12.13 Survival. Except as hereinbelow provided, the liability of Buyer and Seller under each of their respective representations, warranties and covenants shall survive Closing and execution and delivery of the Assignment contemplated hereby. The following of Seller`s representations and warranties shall have the survival periods set forth below:

                    (a)  Articles 4.01(a) and 4.01(b)(10)
            shall survive Closing without limitation.

                    (b)  Article 4.01(b)(4); (b)(6); (b)(12);
            and (b)(15) shall survive Closing for a period of five (5) years.

                    (c)  All other of Seller`s representations
            and warranties shall survive Closing for a period of two (2) years.

                With respect to subparagraphs (b) and (c), above, any claim that Seller is liable for any breach of such representation and warranty, by either Buyer or a third party, must be made in writing and delivered to Seller within the respective survival periods set forth.

       12.14 Arbitration. All disputes arising out of, or in connection with, this Agreement (except such disputes regarding the Final Statement, the procedures for which are provided for in Article 9.03) or any determination required to be made by Buyer and Seller as to which the parties cannot reach an agreement shall be settled by arbitration in New Orleans, Louisiana. Any matter to be submitted to arbitration shall be determined by a panel of three (3) arbitrators, unless otherwise agreed by the parties. Each arbitrator shall be a person experienced in the oil and gas industry and shall be appointed

                 (a)  by mutual agreement of Buyer and Seller, or

                 (b) failing such agreement, within sixty (60) days of the request for arbitration, each party shall appoint one arbitrator, and the third arbitrator shall be appointed by the other two arbitrators, or, if they cannot agree, by a judge serving of the United States District Court, Eastern District of Louisiana, Fifth Circuit.

            In the event of the failure or refusal of the parties to appoint the arbitrator(s) within 120 days of the request for arbitration, the arbitrator shall be selected in accordance with reasonable rules established by the arbitrators. The arbitration shall be conducted in accordance with reasonable rules established by the arbitrators. Any award by the arbitrators shall be final, binding and non-appealable, and judgment may be entered thereon in any court of competent jurisdiction.

       12.15 Confidentiality. Seller and Buyer have previously entered into a Confidentiality Agreement, dated October 23, 1997, and the parties hereto agree that the provisions thereof shall continue to apply during the term of this Agreement and, except as to Paragraphs 2,3 and 4 thereof, after Closing.

       12.16    Seller's Option to Make "Like-Kind" Exchange.
       At any time prior to Closing, Seller may elect by written notice to Buyer to receive all or a portion of the Purchase Price through an escrow agent designated by Seller pursuant to an escrow agreement to be established for purposes of effecting a tax free, like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. Buyer agrees to cooperate with all reasonable requests of Seller in order to establish and create sufficient documentation to support such federal tax treatment by Seller, provided that Buyer shall have no obligation to incur or pay any cost or expense in such connection, and provided, further, that Buyer shall have no obligation to acquire any properties (other than the Assets) in connection, with such exchange or to execute any agreements or other documents or to undertake any other action whereby Buyer might incur or assume any indebtedness or other liability in connection with such exchange.

                If Seller appoints an Intermediary pursuant to this paragraph, it may transfer the Assets to the Intermediary, and at Closing, the Intermediary shall transfer the Assets to the Buyer and receive consideration payable at Closing from Buyer, all pursuant to this Agreement. The payment by Buyer of such consideration to the Intermediary shall be treated as satisfaction of Buyer's obligations under the Agreement to the same extent as if such payment had been made directly to Seller. Seller agrees that the transfer of the Assets to the Intermediary shall expressly be subject to this Agreement and that Seller shall remain liable for performance under this Agreement and all documents to be delivered at Closing to the same extent as if it had not appointed an Intermediary. If Seller appoints an Intermediary, Buyer shall not be obligated to pay any additional costs, or incur any additional obligations, in the acquisition of the Assets, and Seller shall indemnify and hold Buyer and its affiliates harmless from and against all claims, expenses, losses and liabilities resulting from the Intermediary's participating in the purchase.

       12.17 Further Assurances. After Closing, each party hereto, at the request of the other, shall, from time to time, without additional consideration execute and deliver such further agreements and instruments of conveyance and take such other action as the other party hereto may reasonably request in order to convey and deliver the Assets to Buyer and to otherwise accomplish the transactions contemplated by the Agreement.

                Seller acknowledges that Buyer will be required to file financial statements with the Securities and Exchange Commission ("SEC") with respect to the Assets, which financial statements will necessarily have to be in conformity with applicable SEC rules and regulations. Seller covenants and agrees that it will take such actions and provide such information and assistance and take such steps as shall be deemed reasonably necessary by Buyer for Buyer to make such filing(s) on a timely basis, including, but not limited to, access to the internal accounting of Seller relating to the Assets and the cooperation of Seller's outside auditors. All costs and expenses directly associated to Seller's efforts in complying with this provision shall be borne in full by Buyer.

       12.18 No Punitive Damages. Under no circumstances shall either Party be liable to the other for any indirect, consequential, unforseen, exemplary or punitive damages of any nature.

       12.19 Public Announcements. Prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and attempt to
       (i) agree upon the text of a joint public announcement or statement to be made by such parties or (ii) obtain approval of the other party or parties hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be; provided, however, if Buyer is required by law to make such public announcement or statement, then the same may be made after notice to but without the approval of Seller. Nothing herein shall restrict Buyer from making any disclosure required by law or rule of any stock exchange, including any disclosure in the reports filed by a party with the Securities and Exchange Commission.

     EXECUTED on the day, month and year first above mentioned.


SELLER:                            BUYER:


LLOG EXPLORATION COMPANY           FOREST OIL CORPORATION




By: /s/ Gerald A. Boelte           By: /s/ V. Bruce Thompson
    Gerald A. Boelte, President         V. Bruce Thompson
                                        Vice President and General Counsel





Signature Page to that certain Purchase and Sale Agreement, dated
January 6, 1998, by and between LLOG Exploration Company and
Forest Oil Corporation.


legforms\P&SA.foc.wpd

The following schedules have been intentionally omitted and will be supplied to the Commission upon request:

   Attachment A         LLOG Exploration Company Active Project
                        List
   Exhibit "A-1"        Saturday Island Field
   Exhibit "A-2"        Tigre Lagoon Field
   Exhibit "A-3"        Deer Island Field
   Exhibit "A-4"        Bayou Postillion Field
   Exhibit "A-5"        Bayou Hebert Field
   Exhibit "A-6"        Chacahoula Field
   Exhibit "A-7"        East Lake Verret Field
   Exhibit "A-8"        East White Lake Field
   Exhibit "A-9"        Lirette Field
   Exhibit "A-10"       Magnolia Field
   Exhibit "A-11"       Manila Village Field
   Exhibit "A-12"       Point A La Hache Field
   Exhibit "A-13"       Twin Island Field
   Exhibit "B"          Forest Oil Corporation/LLOG Acquisition
                        Total by Field
   Exhibit "C"          Escrow Agreement
   Exhibit "D"          Assignment, Bill of Sale and Conveyance
   Schedule 4.01(A)(6)  Schedule of Required Consents and
                        Preferential Rights
   Schedule 4.01(c)     Schedule of Litigation